MASTER AGREEMENT

This Master Agreement (the "Master Agreement") is made effective this ~~15~~ 30th day of ~~February~~ March, 2006 (the "Effective Date") by and between CARGILL, INCORPORATED, a Delaware corporation ("Cargill, Incorporated"), CARGILL COMMODITY SERVICES INC., a Delaware corporation ("CCSI") (Cargill, Incorporated and CCSI are referred to collectively as "Cargill"), and GATEWAY ETHANOL, LLC, a Kansas limited liability company with a principal place of business at 1320 East 1st Street, Pratt, Kansas 67124 ("Producer"), collectively referred to hereinafter as "Parties" or individually as a "Party."

RECITALS

1. Producer intends to construct, own and operate a plant at Pratt, Kansas for the production of 50 million gallons per year of denatured fuel grade ethanol, and such plant will incorporate a grain storage and handling facility adjacent to the ethanol production facility (collectively, the "Ethanol Facility"); and

2. Producer desires and intends to procure certain goods and services from Cargill in connection with its ownership and operation of the Facility; and

3. Cargill agrees to provide Producer with such goods and services, in accordance with the terms and conditions of this Master Agreement and certain Goods and Services Agreements; and

4. In consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Ancillary Agreements.

(a) The Parties have simultaneously entered into the following ancillary agreements (the "Goods and Services Agreements"):

(A) Corn Supply Agreement

(B) Corn Futures Advisory Agreement

(C) Distillers Grains Marketing Agreement

(D) NAESB Base Agreement for the Purchase and Supply of Natural Gas (the "NAESB Agreement")

(E) Gas Supply Representation and Management Agreement

(F) Risk Management Advisory Agreement

(b) The Parties have also entered into that certain Confidentiality Agreement of even date herewith.

Goods and services to be provided under the Goods and Services Agreements shall be referred to hereinafter as "Goods" or "Services." The Parties agree that Cargill shall have the exclusive right to provide Goods and Services at the Ethanol Facility, including any expansion or increase in capacity at the Ethanol Facility. The Parties further acknowledge and agree that CCSI is the sole and exclusive service provider under the Corn Futures Advisory Agreement and the Risk Management Advisory Agreement.

2. Term and Termination.

(a) This Master Agreement and each of the Goods and Services Agreements (except as otherwise provided in the Goods and Services Agreements) shall have an initial term of ten (10) years, commencing on the date of completion of construction of the Ethanol Facility and its placement into commercial operations; provided, that (i) the term of the Corn Supply Agreement, the Corn Futures Advisory Agreement, the NAESB Agreement, and the Risk Management Advisory Agreement shall commence six (6) months prior to the date of completion of construction of the Ethanol Facility, and shall terminate ten years and six (6) months thereafter; and (ii) Producer hereby commits to utilize the Goods and Services provided by Cargill for all ethanol production facility at Pratt, Kansas built by or on behalf of Producer or any affiliate or principal of Producer, and Cargill hereby commits to provide such Goods and Services, each on the terms and conditions set forth in this Master Agreement and the Goods and Services Agreements. The Parties further acknowledge and agree Cargill may, in order to fulfill its obligations to Producer under the Distillers Grains Marketing Agreement, enter into railcar lease agreements prior to the date the Ethanol Facility is placed into commercial operations. Producer hereby agrees to reimburse Cargill for all costs and expenses associated with such railcar lease agreements entered into prior to the date the Ethanol Facility is placed into commercial operations.

(b) In the event that Producer should default in the performance of any of its duties and obligations under this Master Agreement or any Goods and Services Agreement, Cargill may provide written notice to Producer specifying the term or condition which is the basis of the default. If Producer does not correct or cure the noticed default within thirty (30) calendar days after receipt of such written notice (with respect to non-payment defaults) or two (2) business days after receipt of such written notice (with respect to payment defaults), then Cargill may at its option, by written notice to Producer, (i) terminate the Goods and Services Agreement that is in default, or (ii) if such default, alone or in the aggregate, exceeds $500,000, terminate this Master Agreement, together with all the Goods and Services Agreements. Cargill may seek and obtain preliminary and permanent injunctive relief against Producer for Producer's

default under this Master Agreement or any Goods and Services Agreement. Such relief shall be in addition to any other legal or equitable remedies available to Cargill under applicable law.

Notwithstanding the foregoing, Producer shall not be in default under this Master Agreement or any of the Goods and Services Agreements to the extent its failure to perform is the direct result of the breach by Cargill of any term or covenant contained in this Master Agreement or any of the Goods and Services Agreements, and Producer is not otherwise in default under this Master Agreement or any of the Goods and Services Agreements.

(c) In the event that Cargill should default in the performance of any of its duties and obligations under this Master Agreement or any Goods and Services Agreement, Producer may provide written notice to Cargill specifying the term or condition which is the basis of the default. If Cargill does not correct or cure the noticed default within thirty (30) calendar days after receipt of such written notice (with respect to non-payment defaults) or two (2) business days after receipt of such written notice (with respect to payment defaults), then Producer may, by written notice to Cargill (i) terminate the Goods and Services Agreement that is in default, or (ii)if such default, alone or in the aggregate, exceeds $500,000, terminate this Master Agreement, together with all the Goods and Services Agreements. Producer may seek and obtain preliminary and permanent injunctive relief against Cargill for Cargill's default under this Master Agreement or any Goods and Services Agreement. Such relief shall be in addition to any other legal or equitable remedies available to Producer under applicable law.

Notwithstanding the foregoing, Cargill shall not be in default under this Master Agreement or any of the Goods and Services Agreements to the extent its failure to perform is the direct result of the breach by Producer of any term or covenant contained in this Master Agreement or any of the Goods and Services Agreements, and Cargill is not otherwise in default under this Master Agreement or any of the Goods and Services Agreements.

(d) In the event either Party files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts when due, then the other Party may immediately terminate this Master Agreement, together with all the Goods and Services Agreements, by providing written notice of such termination.

(e) If an event of Force Majeure, as defined in Section 3, prevents any Party from performing under this Master Agreement or any Goods and Services Agreement for ninety (90) consecutive calendar days, the non-claiming Party shall have the right to terminate this Master Agreement, together with all the Goods and Services Agreements, upon thirty (30) calendar days written notice to the Party claiming Force Majeure.

(f) Cargill may declare this Master Agreement, together with the Goods and Services Agreements, null and void if the ethanol production at the Ethanol Facility is not operating at 75% of its designed and intended production capacity within 18 months of Producer's notification of its intent to proceed with construction, but in no event later than December 31, 2007; provided, however, that if the Master Agreement and Goods and Services Agreements are declared null and void by Cargill, Producer shall reimburse Cargill for all incremental costs reasonably incurred by Cargill arising from or related to any purchase and/or diversion of Corn (as defined in the Corn Supply Agreement) purchased in anticipation of the Corn Supply Agreement, including without limitation any freight, handling and inspection charges as a result of diversion of Corn.

(g) Notwithstanding anything to the contrary in this Master Agreement, if one or more of the Goods and Services Agreements (except the NAESB Agreement and Gas Supply Representation and Management Agreement) between the Producer and/or any of its subsidiaries on the one hand, and Cargill and/or any of its subsidiaries on the other hand, is terminated for any reason, then Cargill or its subsidiary Cargill Biofuels Investments, LLC, may at its option upon written notice to Producer, require the Gateway Holdco, LLC to purchase all of Cargill Biofuels Investments, LLC's ("Cargill Biofuels") units ("Units") in Gateway Holdco, LLC (the "Company"), for 100% of the Fair Market Value (as defined below) of said Units. Any such notice must be given in writing to the Company within thirty (30) days of the termination of any of the Goods and Services Agreements or such right shall be deemed waived; provided, if such right is predicated on the termination of less than all of the Goods and Services Agreements, it shall continue until the termination of the last of the Goods and Services Agreements are terminated. For purposes of this Section, the term "Fair Market Value" means the value that would be established in an arms-length sale of Units between an informed and willing buyer and an informed and willing seller, neither of which is under any compulsion to sell or buy. In the event a purchase and sale of the Units will occur pursuant to this Section, the Company and Cargill Biofuels shall use good faith efforts to confer and share information and positions and to reach mutual agreement on the Fair Market Value of the Units as soon as practicable after the election is made by Cargill or Cargill Biofuels to sell the Units to the Company. If the Company and Cargill Biofuels have been unable to agree on the Fair Market Value within thirty (30) days after the election is made by Cargill or Cargill Biofuels, then each of the Company and Cargill Biofuels will, within thirty (30) days, elect an independent appraiser or business valuation expert with appropriate experience. Within fifteen (15) days thereafter, the two appraisers selected by the parties shall confer and agree on a third independent appraiser or business valuation expert with appropriate experience. The three appraisers shall each submit to the Company and Cargill Biofuels a written valuation report establishing a Fair Market Value on a date agreed upon, and the Fair Market Value shall be conclusively deemed to be the arithmetic average of the three valuation reports. At any time during the independent valuation process, the Company and Cargill Biofuels may agree on a Fair Market Value. The Company and Cargill Biofuels may also agree to use a single independent valuation expert in lieu of the three appraisers as contemplated herein, and in that case, the Fair Market Value established by the single expert will be binding on the parties. Within sixty (60) days of the determination of the Fair Market Value, either by

agreement or by appraisal, Company shall pay to Cargill Biofuels the sum so determined. Upon delivery of the purchase price, Cargill Biofuels shall assign and transfer to Company all of its Units in the Company, free and clear of all liens and encumbrances. Nothing in this Section is intended to prohibit any rights that the Company may have to assign or otherwise transfer to any one or more of the Gateway Holdco, LLC members, the right to acquire the Units upon determination of Fair Market Value and, in such event, Cargill Biofuels shall make its sale and transfer to such assignee; provided, no such assignment shall negate Company's financial responsibility to complete the purchase if any such assignee fails to do so. Cargill Biofuels is a third party beneficiary of this Section and is entitled to enforce it's the provisions contained herein.

3. Force Majeure.

(a) Each Party shall be excused from a failure to perform or a delay in performance (other than its payment obligations) to the extent caused by events beyond its reasonable control including, but not limited to, acts of God, war, riots, insurrections, laws, proclamations, regulations, strikes, acts of terrorism, sabotage, floods, fires, explosions, energy, acts of any government body, and other events beyond the reasonable control and without the fault of such Party ("Force Majeure").

(b) The Party claiming Force Majeure shall use commercially reasonable efforts to remove the cause of its inability to perform or its delay in performance. The Party claiming Force Majeure shall give prompt written notice to the other Party of such event, specifying its nature and anticipated duration. The inability of a Party to perform its obligations under this Master Agreement and/or the Goods and Services Agreements shall be deemed to have been subject to an event of Force Majeure to the extent that Party's ability to so perform has been directly inhibited or precluded because an event of Force Majeure had inhibited or precluded any other Party from performing any material action on which the performance of such Party's obligations was dependent.

4. Setoff Rights; Aggregate Exposure of Cargill.

Cargill is hereby irrevocably authorized at any time and from time to time without notice to Producer, such notice being expressly waived by Producer, to set off and apply any and all amounts owing from Cargill to Producer against the Aggregate Exposure of Cargill to Producer (the "Aggregate Exposure of Cargill," as defined below). The rights of Cargill under this Section are in addition to other rights and remedies that Cargill may have under applicable law.

If the Aggregate Exposure of Cargill should at any time exceed the amount owed by Cargill to Producer, then Cargill shall be entitled, in its sole discretion, to (i) withhold payments to Producer in an amount equal to the difference between the Aggregate Exposure of Cargill and the amount owed by Cargill to Producer; and/or (ii) unwind hedge positions as allowed pursuant to the terms of the Risk Management Advisory Agreement and/or the Corn Risk Management Agreement in an amount equal to the

difference between the Aggregate Exposure of Cargill and the amount owed by Cargill to Producer.

"Aggregate Exposure of Cargill" means, on any day of determination, an amount, if any, estimated by Cargill in good faith and in a commercially reasonable manner, equal to the sum of (i) the amount which would be payable to Cargill if such day were an Early Termination Date (as defined in the NAESB Agreement) declared as the result of a default (as defined in such NAESB Agreement) with respect to Producer and a payment was due to Cargill pursuant to Section 10.3.1 of the NAESB Agreement; (ii) the amount which would be payable to Cargill if the Risk Management Transactions (as defined in the Risk Management Advisory Agreement) were terminated as of such day as the result of a default with respect to Producer and a payment was due to Cargill pursuant to Section 6(e)(i) of the 1992 ISDA Master Agreement; (iii) the amount which would be payable to Cargill if the futures advisory services (as defined in the Corn Risk Management Agreement) were terminated as of such day as the result of a default with respect to Producer; (iv) the amount which would be payable to Cargill if the Corn Supply Agreement was terminated as a result of a default with respect to Producer; and (v) the amount which would be payable to Cargill if the Distillers Grains Marketing Agreement was terminated as a result of a default with respect to Producer. For clarification purposes, in calculating its Aggregate Exposure, Cargill may mark to market all open cash and futures positions.

5. Dispute Resolution.

In the event a dispute arises under this Master Agreement, any Goods or Services Agreement or the Confidentiality Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

(a) Senior management from Producer and from Cargill shall meet to discuss the basis for the dispute and shall use their best efforts to reach a reasonable resolution to the dispute.

(b) If negotiations pursuant to Section 5(a) are unsuccessful, unless otherwise specified in the Goods and Services Agreement applicable to the dispute, the matter will promptly be submitted by either Party to arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association ("AAA"), except to the extent modified herein. The arbitration shall be held in the State of Kansas. The award shall be in writing, shall state the reasons upon which it is based, and shall be final and binding on the parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(c) Cargill and Producer shall, within thirty (30) days of receipt of notice that the matter has been referred to arbitration, appoint one arbitrator each and, within thirty (30) days of the appointment of the last of such two arbitrators the two arbitrators shall appoint a third arbitrator. If either Party or the two arbitrators fail to timely appoint an arbitrator, AAA shall appoint the said arbitrator.

(d) The Parties shall bear their respective costs incurred in connection with the procedures described in this Section 5.

(e) Notwithstanding any other provision of this Master Agreement, each Party shall be entitled to access the courts to obtain appropriate injunctive relief to preserve their rights during the pendency of the resolution process of paragraphs (a) through (d) of this Section, to preserve the status quo, or to prevent irreparable harm.

(f) All negotiations and written statements conducted or made pursuant to this Section 5 are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal and State Rules of Evidence. If the Parties reach agreement pertaining to any dispute pursuant to the procedures set forth in this Section 5, such agreement will be reduced to writing, signed by authorized representatives of each Party, and will be final and binding upon the Parties.

6. <u>Controlling Agreement</u>.

To the extent any provision of this Master Agreement conflicts with a provision of any Goods and Services Agreement or the Confidentiality Agreement, the provision of the Goods and Services Agreement or the Confidentiality Agreement will control.

7. <u>Indemnification; Limitation of Liability</u>.

(a) Producer agrees to indemnify, defend and hold harmless Cargill, its affiliates and their respective officers, directors, employees, agents, shareholders and representatives, from and against any and all claims, liabilities, actions, losses, damages, fines, penalties, costs and expenses (including reasonable attorneys fees) (collectively, "Damages") to the extent arising out of (i) any fraud, negligence or willful misconduct of Producer or any of its officers, directors, employees, agents, representatives and contractors; (ii) any breach of this Master Agreement or any of the Goods and Services Agreements by Producer; and (iii) the failure of the products produced at the Ethanol Facility to meet specifications, or to otherwise be defective. Cargill shall promptly notify Producer of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 7(a).

(b) Cargill agrees to indemnify, defend and hold harmless Producer, its affiliates and their respective officers, directors, employees, agents, shareholders and representatives from and against any and all Damages to the extent arising out of (i) any fraud, negligence or willful misconduct of Cargill or any of its officers, directors, employees, agents, representatives and contractors; or (ii) any breach of this Master Agreement or any of the Goods and Services Agreements by Cargill. Producer shall promptly notify Cargill of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 7(b).

(c) Neither Party makes any guarantee, warranty or representation, express or implied, with respect to any profit, or of any particular economic results from transactions hereunder. In no event shall either Party be liable to the other Party for punitive or exemplary damages or for indirect, special or consequential damages, including without limitation actual or alleged loss of profits, lost sales, loss of value of brands, tradenames, trademarks, service names or service marks. Furthermore, under no circumstances shall Cargill be liable for repayment of any debt of Producer (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by Producer), or any failure by Producer to make any payment of principal, interest or premium on any such debt.

(d) Producer understands and agrees that Cargill makes no warranty respecting legal or regulatory requirements or risks. Producer shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to Producer's business.

8. Insurance. During the term of this Master Agreement, Producer shall, at its own expense, carry in full force and effect those insurance policies more fully described herein

(a) Commercial general liability insurance, including personal injury, contractual liability and sudden and accidental pollution liability in amounts not less than $5,000,000 each occurrence. Such limits may be satisfied by maintaining excess or umbrella coverage. Said policy shall name Cargill, Incorporated and CCSI as additional insureds.

(b) All risk property insurance insuring the Ethanol Facility and the commodities in store at the Ethanol Facility (including without limitation all corn, ethanol and distillers' grains) in an amount equal to not less than one hundred percent (100%) of the replacement value of such property. Said policy shall include a waiver of subrogation against Cargill, Incorporated and CCSI.

(c) Workers compensation insurance with statutory limits.

(d) Employers' liability insurance with limits of $2,000,000 each accident/disease each employee/disease policy limit.

Producer shall provide Cargill with certificates of insurance evidencing the above coverages six (6) months prior to the commencement of commercial operations at the Ethanol Facility. All policies shall contain a provision that thirty (30) days' prior written notice of cancellation or material reduction in coverage will be provided to Cargill.

9. Miscellaneous.

(a) Successors and Assigns.

All of the terms, covenants, and conditions of this Master Agreement shall be binding upon, and inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors and permitted assigns. Except as provided herein, neither Party may assign its rights, duties or obligations under this Master Agreement or any one or more of the Goods and Services Agreements, to any other person or entity without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, it will not be unreasonable for Cargill to withhold consent to assignment where Producer desires to sell or otherwise transfer the Ethanol Facility to a third party, but either Producer or the third party is unwilling or unable to effectuate assignment to such third party of the Master Agreement together with all Goods and Services Agreements.

(b) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Master Agreement, the Goods and Services Agreement and the Confidentiality Agreement shall be in writing and delivered personally or sent by prepaid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission with confirmation receipt to the intended recipient thereof at the address or facsimile number set forth below. Any such notice, demand, request or communication shall be deemed to have been duly given immediately if delivered personally or made by a confirmed facsimile, or five (5) days after mailing, and in proving the same it shall be sufficient to show that the envelope containing the notice, demand, request or communication was duly addressed, stamped and posted or that receipt of a facsimile was confirmed by the recipient. The addressees and facsimile numbers of the Parties:

To Cargill:	Cargill, Incorporated Commercial Manager for Ethanol / 62 15407 McGinty Road West Wayzata, MN 55391-2399 Fax: (952) 742-7440
With Copy To:	Cargill, Incorporated AgHorizons Commercial Leader / 19 15407 McGinty Road West Wayzata, MN 55391-2399 Fax: (952) 742-7313
With Copy To:	Cargill, Incorporated Horizon Milling DG Marketing / 121 15407 McGinty Road West Wayzata, MN 55391-2399 Fax: (952) 742-6999
With Copy To:	Cargill Direct c/o Cargill, Incorporated – Attn: Clayton Weiby 15407 McGinty Road West, MS #20

Wayzata, MN 55391-2399
Fax: (952) 742-7242

With Copy To: Cargill, Incorporated
Attn: Kathy Gerken, Contract Admin.
12700 Whitewater Dr.,
Minnetonka, MN 55343
Fax: (952) 984-3627

With Copy To: Cargill, Incorporated
Law Department / 24
15407 McGinty Road West
Wayzata, MN 55391-2399
Attn: Sweeteners NA BU Attorney
Fax: (952) 742-6349

To Producer: Gateway Ethanol, LLC
1320 E. First Street
Pratt, KS 67124
Attn: Gordon B. Stull
Fax: (620) 672-3142

Either Party may, from time to time, furnish, in writing, to the other Party, notice of a change in the address and/or fax number(s) to which notices are to be given hereunder.

(c) Applicable Law. This Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement shall be governed in all respects by the laws of the State of Kansas, except with respect to its choice of law provisions. In the performance of their respective duties and obligations under this Master Agreement and each of the Goods and Services Agreements, the Parties agree to comply with all applicable laws, regulations, orders, permits and licenses.

(d) Cover and Mitigation. Each Party shall have the obligation to use commercially reasonable efforts to mitigate damages associated with the default by any Party under this Master Agreement or any of the Goods and Services Agreements.

(e) Headings. The headings as to contents of particular sections of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement are inserted for convenience and shall not be construed as part of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement or as a limitation on the scope of any terms or provisions of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement.

(f) Severability. In the event that any provision of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement becomes or is declared

by a court of competent jurisdiction to be illegal, unenforceable or void, either in whole or in part, this Master Agreement and the Goods and Services Agreements, as applicable, shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Master Agreement or applicable Goods and Services Agreement to either Party.

(g) No Third Party Beneficiaries. No provision of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement is intended, or shall be construed, to be for the benefit of any third party.

(h) Entire Agreement; Amendment. This Master Agreement, the Goods and Services Agreements, and the Confidentiality Agreement, including all written appendices and/or amendments to such agreements, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement. No course of prior dealings between the Parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Master Agreement, the Goods and Services Agreements pr the Confidentiality Agreement even though the accepting or acquiescing Party has knowledge of the nature of the performance and an opportunity to object. No appendices, amendments, modifications, additions, or writings of any kind relating to this Master Agreement, the Goods and Services Agreements, or the Confidentiality Agreement will be binding unless in writing and signed by a duly authorized officer of both Parties.

(i) Counterparts. This Master Agreement, each of the Goods and Services Agreements, and the Confidentiality Agreement may be executed in counterparts, each of which may be deemed an original but together shall constitute but one and the same instrument.

(j) Waiver. No failure on the part of any Party hereto to exercise, and no delay in exercising any right, power, or remedy under this Master Agreement, any Goods and Services Agreement, or the Confidentiality Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any Party hereto to any breach of or default in any term or condition of this Master Agreement or of any Goods and Services Agreement or the Confidentiality Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

(k) Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel have reviewed the terms and conditions of this Master Agreement, the Goods

and Services Agreements and the Confidentiality Agreement and have contributed to the revision of same, (b) the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Master Agreement, the Goods and Services Agreements, and the Confidentiality Agreement and (c) the terms and provisions of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement shall be constructed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement.

(l) Independent Contractors. The Parties to this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties, and neither Party shall make any representation to the contrary. Under no circumstances, unless Cargill has otherwise agreed in writing with Producer, shall Cargill be liable for the debts or obligations of Producer (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by Producer) or for the wages, salaries, or benefits of Producer's employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same. Producer shall not be liable for the debts or obligations of Cargill or for the wages, salaries, or benefits of Cargill's employees, and Cargill hereby agrees to indemnify and defend Producer from and against the same.

(m) Confidentiality. The terms of this Master Agreement and the Goods and Services Agreement are confidential and, except as required by law, shall not be disclosed by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may disclose the terms of this Master Agreement and the Goods and Services Agreements to its lenders, accountants, legal counsel, and/or potential investors (other than Cargill's competitors, including without limitation its competitors in the grain origination, ethanol, natural gas, distillers grains and wet corn milling businesses) so long as the disclosing Party provides prior written notice to the other Party and the receiving Party signs a confidentiality agreement prohibiting further disclosure and limiting use of the information disclosed to the evaluation of the transaction contemplated in this Master Agreement. Further, the Parties are bound by the terms of the Confidentiality Agreement between the Parties of even date herewith, a copy of which is attached hereto, with respect to Confidential Information as defined therein.

(n) Time is of the Essence. Each Party acknowledges that time is of the essence and hereby agrees to use commercially reasonable efforts to implement this Master Agreement and the transactions contemplated hereby.

(o) Condition Precedent; No-Recourse Letter. The effectiveness of this Master Agreement and the Goods and Services Agreements is conditioned upon the approval by Cargill of a "no-recourse" provision which must be included in the financing documents and the organizational documents (or other documents as determined by Cargill) of

Producer and the entities that are related to Producer (collectively, the "Project Entities"). Such no-recourse provision shall be in a form satisfactory to Cargill, shall be expressed to be binding upon each of the financing parties and the members of the Project Entities by such parties' acceptance of a related note or debt instrument or by execution of a financing document or by execution of the organizational or other documents, as applicable, and shall include a statement generally to the effect that none of the financing parties and none of the members of the Project Entities shall have any recourse against Cargill or any of its affiliated companies and their respective officers, directors and employees for any act or omission of Producer, its officers or directors, including without limitation any failure by Producer to pay any obligation when due.

(p) Survival. The provisions of Sections 2(g), 4, 5, 6, 7, 9(b), 9(c), 9(d), 9(g) 9(h), 9(k) and 9(m) shall survive the expiration or earlier termination of this Master Agreement.

(q) Audit Rights. Upon Producer's request, but not more than once per quarter during the term of this Master Agreement, an independent certified public accountant selected by Cargill and approved by Producer shall inspect those records and documents of Cargill (during normal business hours and at Producer's expense) to verify that Cargill has followed the pricing formulas set forth in the Distillers Grains Marketing Agreement (the "Marketing Agreement"), the forms of which are attached hereto. Such inspection shall be subject to the confidentiality requirements set forth in the Confidentiality Agreement between the Parties of even date herewith, the form of which is attached hereto, and shall be conducted in such a manner that does not interfere with Cargill's business operations. If any error is discovered in any statement rendered under the Marketing Agreement and such error is on the part of Cargill and results in an underpayment by Cargill, the amount of such underpayment shall be promptly paid to Producer by Cargill. If any error is discovered in any statement rendered under the Marketing Agreement that results in an overpayment by Cargill, the amount of such overpayment shall be promptly paid to Cargill by Producer. Once per quarter during the term of this Master Agreement, Cargill and its authorized representatives will be permitted to inspect and audit the Ethanol Facility and Producer's records (during Producer's normal business hours and at Cargill's expense) to determine Producer's compliance with the terms of this Master Agreement and the Goods and Services Agreements. Such inspection shall be subject to the confidentiality requirements set forth in the Confidentiality Agreement between the Parties of even date herewith, the form of which is attached hereto, and shall be conducted in such a manner that does not interfere with Producer's business operations. Producer covenants that it will maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have each executed this Master Agreement on the date first above written.

GATEWAY ETHANOL, LLC

By: [signature]
Its: PRESIDENT

CARGILL, INCORPORATED

By: ________________________
Its: ________________________

CARGILL COMMODITY SERVICES INC.

By: ________________________
Its: ________________________

IN WITNESS WHEREOF, the Parties have each executed this Master Agreement on the date first above written.

GATEWAY ETHANOL, LLC

By: ______________________

Its: ______________________

CARGILL, INCORPORATED

By: [signature]

Its: Vice President

CARGILL COMMODITY SERVICES INC.

By: [signature]

Its: President

Confidentiality Agreement

This Confidentiality Agreement ("Agreement"), is made effective this 15th day of February, 2006 (the "Effective Date") by and between CARGILL, INCORPORATED, a Delaware corporation ("Cargill, Incorporated"), CARGILL COMMODITY SERVICES INC., a Delaware corporation ("CCSI") (Cargill, Incorporated and CCSI are referred to collectively as "Cargill"), and GATEWAY ETHANOL, LLC, a Kansas limited liability company with a principal place of business at 1320 East 1st Street, Pratt, Kansas 67124 ("Producer"), collectively referred to hereinafter as "Parties" or individually as a "Party."

1. **Purpose of This Agreement**

The purpose of this Agreement is for the Parties to discuss matters relating to or in connection with the Master Agreement, including the Goods and Services Agreements appended thereto (the "Master Agreement") entered into by the Parties dated February 15, 2006 and the respective obligations of the Parties thereunder ("Purpose"), and to protect the confidential nature of such discussions. In order to facilitate discussions contemplated hereunder, Cargill may receive from, and provide to, Producer certain Confidential Information, as defined below. Each Party's information is proprietary, secret, and confidential, and will be disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") on the following terms and conditions.

2. **Definition of Confidential Information**

"Confidential Information" shall mean any and all business, technical, and financial information related to the Purpose set forth above and disclosed by one Party to the other Party, either directly or indirectly. Confidential Information may include, by way of example, but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of Producer or Cargill.

Confidential Information shall not include that which: (a) is in the public domain prior to disclosure by Disclosing Party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the Receiving Party; (c) is lawfully in the Receiving Party's possession prior to disclosure by the Disclosing Party; or (d) is independently developed by an employee(s) of the Receiving Party with no access to the disclosed Confidential Information.

If Confidential Information is legally disclosed in confidence to the Receiving Party by a third party, then: (a) the Receiving Party shall have the right to use that portion of the above-mentioned Confidential Information so disclosed by the third party in connection with work done for that third party; and (b) such disclosure by that third party shall not place that portion of the above-mentioned Confidential Information in the public domain, and shall not relieve the Receiving Party of its obligations under this Agreement.

3. Obligations of Protection

Proper and appropriate steps shall be taken and maintained by the Receiving Party, at all times, to protect the Confidential Information received. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with discussions contemplated by this Agreement, and even then only to such extent as is necessary and essential. The Parties shall inform their employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of this Agreement.

4. Obligations of Non-disclosure

The Receiving Party shall not disclose the Disclosing Party's Confidential Information to any unauthorized party without prior express written consent of the Disclosing Party or unless required by law or court order. If a Party is required by law or court order to disclose Confidential Information of the other Party, they shall give the Disclosing Party prompt notice of such requirement so that an appropriate protective order or other relief may be sought.

5. Authorized Use and Ownership of Confidential Information

Confidential Information will be used only in connection with discussions contemplated by this Agreement; no other use will be made of it by the Receiving Party, it being recognized that both Parties have reserved all rights to their respective Confidential Information not expressly granted herein.

All documents containing Confidential Information and provided by the Disclosing Party shall remain the property of the Disclosing Party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the Disclosing Party. Documents prepared by the Receiving Party using Confidential Information of the Disclosing Party, or derived therefrom, shall be destroyed upon request of the Disclosing Party, confirmation of which shall be provided in writing. The Receiving Party, however, may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

6. Term of Disclosure and Duration of Confidentiality

The period for disclosure of Confidential Information between the Parties under this Agreement shall be coterminous with the term of the Master Agreement. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure for one (1) year from the expiration or earlier termination of the Master Agreement.

7. Ownership of Intellectual Property

This Agreement is not, and is not intended to be, for the development of or the conception of inventions. Should the Parties hereto choose to pursue such activities, the

Parties hereby agree to draft a subsequent written agreement for such activities.

Except as expressly provided herein, no license or right is granted hereby to the Receiving Party, by implication or otherwise, with respect to or under any patent application, patent, claims of patent or proprietary rights of the Disclosing Party.

8. **General Provisions**

This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, USA (notwithstanding conflict of laws) and the Parties hereby submit to non-exclusive jurisdiction and venue in the state and federal courts of Minnesota for purposes of interpretation, validity, and enforcement of the terms of this Agreement.

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms and conditions hereof.

No amendment, modification, or waiver of the terms of this Agreement shall be binding unless placed in writing and duly executed by the Parties' authorized representatives.

The Parties, through their authorized representatives, hereby agree to the terms and conditions of this Confidentiality Agreement.

CARGILL, INCORPORATED	GATEWAY ETHANOL, LLC
By: [signature]	By: ______
Name: Dennis C Inman	Name: ______
Title: Vice President	Title: ______
Date: March 30, 2006	Date: ______

CARGILL COMMODITY SERVICES INC.

By: [signature]

Name: Dennis C Inman

Title: President

Date: March 30, 2006

The Parties, through their authorized representatives, hereby agree to the terms and conditions of this Confidentiality Agreement.

CARGILL, INCORPORATED

By: ______________________

Name: ______________________

Title: ______________________

Date: ______________________

GATEWAY ETHANOL, LLC

By: [signature]

Name: H. RICHARD STARBOE

Title: PRESIDENT

Date: 2/16/06

CARGILL COMMODITY SERVICES INC.

By: ______________________

Name: ______________________

Title: ______________________

Date: ______________________